Exhibit 99.1

4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060
Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, SVP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: February 11, 2025

Mercury General Corporation Announces Fourth

Quarter and Fiscal 2024 Results and Declares Quarterly Dividend

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today the fourth quarter and fiscal 2024 results:

Consolidated Highlights

	Three Months Ended December 31,		Change			Twelve Months Ended December 31,		Change

	2024	2023	$	%		2024	2023	$	%

(000’s except per-share amounts and ratios)
Net premiums earned	$1,352,101	$1,144,895	$207,206	18.1%		$5,075,456	$4,274,378	$801,078	18.7%
Net premiums written (1)	$1,314,933	$1,132,150	$182,783	16.1%		$5,378,310	$4,464,199	$914,111	20.5%

Net realized investment (losses) gains, net of tax (2)	$(52,823)	$127,810	$(180,633)	(141.3)%		$70,050	$79,801	$(9,751)	(12.2)%
Net income	$101,068	$191,394	$(90,326)	(47.2)%		$467,953	$96,336	$371,617	385.8%
Net income per diluted share	$1.82	$3.46	$(1.64)	(47.4)%		$8.45	$1.74	$6.71	385.6%

Operating income (1)	$153,891	$63,584	$90,307	142.0%		$397,903	$16,535	$381,368	2,306.4%
Operating income per diluted share (1)	$2.78	$1.15	$1.63	141.7%		$7.19	$0.30	$6.89	2,296.7%
Catastrophe losses net of reinsurance (3)	$41,000	$16,000	$25,000	156.3%		$277,000	$239,000	$38,000	15.9%
Combined ratio (4)	91.4%	98.6%	—	(7.2	)pts	96.0%	105.4%	—	(9.4	)pts

(1)

These measures are not based on U.S. generally accepted accounting principles (“GAAP”), are defined in “Information Regarding GAAP and Non-GAAP Measures” and are reconciled to the most directly comparable GAAP measures in “Supplemental Schedules.”

(2)

Net realized investment (losses) gains before tax were $(67) million and $162 million for the three months ended December 31, 2024 and 2023, respectively, and $89 million and $101 million for the twelve months ended December 31, 2024 and 2023, respectively. The changes in fair value of the Company’s investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(3)

The majority of 2024 catastrophe losses resulted from tornadoes, hailstorms and convective storms in Texas and Oklahoma, winter storms, rainstorms and wildfires in California, and the impact of Hurricane Helene in Florida and Georgia. The majority of 2023 catastrophe losses resulted from rainstorms and hail in Texas and Oklahoma, winter storms and rainstorms in California, and the impact of Tropical Storm Hilary in California.

(4)

The Company experienced unfavorable development of approximately $8 million and favorable development of approximately $4 million on prior accident years’ loss and loss adjustment expense reserves for the three months ended December 31, 2024 and 2023, respectively, and unfavorable development of approximately $25 million and favorable development of approximately $36 million on prior accident years’ loss and loss adjustment expense reserves for the twelve months ended December 31, 2024 and 2023, respectively. The year-to-date unfavorable development in 2024 was primarily attributable to higher than estimated losses and loss adjustment expenses in the commercial automobile and commercial property lines of insurance business, partially offset by favorable reserve development in the private passenger automobile line of insurance business. The year-to-date favorable development in 2023 was primarily attributable to lower than estimated losses and loss adjustment expenses in the private passenger automobile and homeowners lines of insurance business, partially offset by unfavorable reserve development in the commercial property line of insurance business.

Investment Results

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2024	2023	2024	2023

(000’s except average annual yield)
Average invested assets at cost (1)	$6,023,948	$5,210,044	$5,683,973	$5,096,428
Net investment income (2)(3)
Before income taxes	$73,262	$63,343	$279,989	$234,630
After income taxes	$61,491	$53,638	$235,419	$200,209
Average annual yield on investments - after income taxes (2)(3)	3.7%	3.8%	3.8%	3.7%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets for each period.

(2)

Net investment income includes interest income earned on cash of approximately $6.9 million and $4.9 million ($5.4 million and $3.9 million after tax) for the three months ended December 31, 2024 and 2023, respectively, and approximately $25.5 million and $14.5 million ($20.2 million and $11.5 million after tax) for the twelve months ended December 31, 2024 and 2023, respectively. Average annual yield on investments does not include interest income earned on cash.

(3)

The higher net investment income before and after income taxes for the three months ended December 31, 2024 compared to the corresponding period in 2023 resulted largely from higher average invested assets and cash, partially offset by lower average yield. The higher net investment income before and after income taxes for the twelve months ended December 31, 2024 compared to the corresponding period in 2023 resulted largely from higher average yield combined with higher average invested assets and cash. Average annual yield on investments after income taxes for the three months ended December 31, 2024 decreased compared to the corresponding period in 2023, primarily due to lower yields on floating rate investments resulting from lower short-term market interest rates. Average annual yield on investments after income taxes for the twelve months ended December 31, 2024 increased compared to the corresponding period in 2023, primarily due to the maturity and replacement of lower yielding investments purchased when market interest rates were lower with higher yielding investments.

The California Department of Insurance (“DOI”) approved a 12% rate increase on the California homeowners line of insurance business in January 2025. This rate increase is expected to become effective in March 2025. The California homeowners line of insurance business represented approximately 16% of the Company’s total net premiums earned in 2024.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on March 27, 2025 to shareholders of record on March 13, 2025.

Information Regarding January 2025 California Wildfires

In January 2025, extreme wind-driven wildfires caused widespread damage across parts of Southern California, primarily in the communities of Pacific Palisades and Altadena. The wildfires are known as the Palisades and Eaton fires (collectively, the “Wildfires”). The Company is currently estimating gross catastrophe losses from the Wildfires before its share of FAIR plan losses in the range of $1.6 billion to $2.0 billion and net catastrophe losses before taxes in the range of $155 million to $325 million. The range in net catastrophe losses from the Wildfires is primarily based on the size of the gross loss, subrogation recoverability for the Eaton fire, and whether we choose to have the Wildfires be one or two events, as discussed in more detail below. These estimates are based on information known to date informed by historical claims settlement information from previous major wildfires to calculate estimated gross ultimate losses. Due to the scope of the recent Wildfires, the estimates may change as more information becomes available. The Company estimates that approximately 55% - 60% of the losses are from Palisades and 40% - 45% are from Eaton. The Company expects its underlying first quarter 2025 results, which exclude catastrophe losses, to partially offset the net catastrophe losses from the Wildfires.

The Company’s catastrophe reinsurance program provides $1,290 million of limits on a per occurrence basis after covered catastrophe losses exceed the Company’s retention of $150 million. The Company also has up to $20 million of coverage on a property excess of loss reinsurance treaty available to offset losses exceeding $5 million per property that attaches prior to the catastrophe limits, and the Company expects to use approximately $10 million to $20 million of those limits for wildfire claims. On the catastrophe reinsurance program, one percent of the reinsurance limit of the $650 million xs $650 million coverage layer was placed as parametric coverage that pays out based on industry insured values in pre-determined grids within the fire footprint and the Company’s participation percentage within that grid. The Company has determined that this portion of the reinsurance will not be eligible for recovery, and as such, $6.5 million of the $1,290 million of total limits does not qualify for the Eaton or Palisades fires.

The Company is engaged with legal counsel in the pursuit of subrogation, particularly on the Eaton fire. In several previous wildfire events caused by utility company equipment, we sold our subrogation rights, but we have not determined whether we will do so with the Eaton event.

The Company is a member of the California FAIR plan, a quasi-governmental fire insurer of last-resort, and, to the extent FAIR plan has losses exceeding its Capital and Reinsurance coverage, the FAIR plan can assess its member companies for the shortfall apportioned out based on each company’s California market share. The FAIR plan had significant losses from the Wildfires, however the actual amount is not yet known. The Company’s reinsurance allows for the Company’s share of FAIR plan catastrophe losses to be included as reinsured losses. In addition, the California DOI allows for recoupment of a portion of the FAIR plan assessments via a surcharge to policyholders. Between the coverage afforded by reinsurance and the ability to recoup a portion of the assessment, the Company does not expect the FAIR plan assessment to materially add to the net wildfire losses from these events.

Catastrophe losses from the Wildfires, net of applicable reinsurance benefits, and if applicable, subrogation, will be recorded as part of losses and loss adjustment expenses in the Company’s consolidated statements of operations for the three-month period ending March 31, 2025. To the extent that losses are reinsured, the reinsurance program calls for reinstatements of limits to cover future events. If the full $1,290 million limits are used up, then the total reinstatement premium would be $101 million. Reinstatement premiums will be charged evenly over the first and second quarters of 2025.

The Company’s catastrophe reinsurance treaty allows for the combining of events that occur within a 150-mile radius as a single occurrence. Additionally, if each individual event is classified as its own catastrophic event by the Property Claims Service (“PCS”), a unit of the Insurance Services Office, each event can be considered a separate occurrence. In the case of the Palisades and Eaton wildfires, the PCS has designated each as a separate event. The Company has not yet determined if it will consider the Wildfires as two separate events. As more information becomes available to the Company, including any subrogation potential, the Company will evaluate whether it will consider the Wildfires as two separate events.

Under a single-occurrence scenario, the Company will retain the first $150 million in losses and up to $6.5 million of losses for parametric coverage not eligible for reinsurance coverage. Gross losses in excess of $1,440 million ($150 million retention plus $1,290 million reinsurance limit), if any, will be retained by the Company. In addition, the Company is responsible for up to $101 million in reinstatement premiums. Under a two-event scenario, the Company may elect to use reinsurance limits of up to $1,290 million for the first event and reinstated limits up to $1,238 million for the second event. In this scenario, the Company would be responsible for the first and second event retentions of $150 million each, up to $6.5 million of losses for parametric coverage not eligible for reinsurance coverage for the first event and co-participation in losses for the second event equal to 8% of losses in excess of $650 million up to $1,300 million. In addition, the Company would be responsible for up to $101 million in reinstatement premiums. The Company may seek to acquire additional reinsurance if reinstated limits are used by the second event, for the stub period ending on June 30, 2025, the expiration date of the current contract.

As of February 7, 2025, the Company has paid out $800 million related to the Wildfires, primarily for contents, dwelling limits and living expenses. The Company has sent an initial billing to our reinsurers and has collected $500 million to date. The Company has over $1 billion in Cash and Short-term investments on-hand, sufficient liquidity to handle the increased demand for cash. The Company does not expect the impact from this event to result in any defaults under our revolving credit debt covenants.

After the Wildfires, Fitch and Moody’s placed the Company’s ratings under negative outlook, with Fitch affirming the Company’s financial strength rating of A- and Senior Debt Rating at BBB-, and Moody’s downgrading the financial strength rating from A2 to A3 and Senior Debt rating from Baa2 to Baa3. The negative outlook from both agencies generally reflects the uncertainty around future reinsurance costs, potential for additional significant catastrophe events and the condition of the overall California homeowners insurance market.

The Company is currently reassessing its view of California wildfire risk, which will factor in the recent wildfires and related updates to catastrophe models, availability and pricing of reinsurance, ability to obtain rates in a timely and sufficient manner to support writing homeowners business, risk acceptability for individual risks and risk tolerance for concentrations of risk.

The Company has supplied wildfire data that was requested by the California DOI. We expect there will continue to be requests for data. The California DOI has also issued a moratorium that requires companies to renew homeowners policies for a two-year period within the affected areas. The Company is complying with the data requests and moratorium.

The Company will also host a conference call on February 12, 2025 to discuss these wildfires and its reinsurance program as well as its results of operations.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company’s ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cyber security, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2024	2023	2024	2023

Revenues:
Net premiums earned	$1,352,101	$1,144,895	$5,075,456	$4,274,378
Net investment income	73,262	63,343	279,989	234,630
Net realized investment (losses) gains	(66,865)	161,785	88,671	101,014
Other	7,682	4,611	31,517	19,609

Total revenues	$1,366,180	$1,374,634	$5,475,633	$4,629,631

Expenses:
Losses and loss adjustment expenses	925,394	866,772	3,684,511	3,517,853
Policy acquisition costs	228,245	189,712	858,261	708,525
Other operating expenses	81,506	72,433	327,157	279,656
Interest	7,536	7,770	30,824	24,169

Total expenses	$1,242,681	$1,136,687	$4,900,753	$4,530,203

Income before income taxes	123,499	237,947	574,880	99,428
Income tax expense	22,431	46,553	106,927	3,092

Net income	$101,068	$191,394	$467,953	$96,336

Basic average shares outstanding	55,378	55,371	55,373	55,371
Diluted average shares outstanding	55,382	55,371	55,377	55,371

Basic Per Share Data
Net income	$1.83	$3.46	$8.45	$1.74
Net realized investment (losses) gains , net of tax	$(0.95)	$2.31	$1.27	$1.44

Diluted Per Share Data
Net income	$1.82	$3.46	$8.45	$1.74
Net realized investment (losses) gains , net of tax	$(0.95)	$2.31	$1.26	$1.44

Operating Ratios-GAAP Basis
Loss ratio	68.4%	75.7%	72.6%	82.3%
Expense ratio	22.9%	22.9%	23.4%	23.1%

Combined ratio (a)	91.4%	98.6%	96.0%	105.4%

(a)	Combined ratio for the three months ended December 31, 2024 does not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS AND OTHER INFORMATION

(000’s except per-share amounts and ratios)

	December 31, 2024	December 31, 2023

	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $4,982,459; $4,394,983)	$4,913,378	$4,319,336
Equity securities (cost $795,068; $654,939)	879,175	730,693
Short-term investments (cost $283,792; $179,375)	283,817	178,491

Total investments	6,076,370	5,228,520
Cash	720,257	550,903
Receivables:
Premiums	697,176	607,025
Allowance for credit losses on premiums receivable	(6,400)	(5,300)

Premiums receivable, net of allowance for credit losses	690,776	601,725
Accrued investment income	67,630	59,128
Other	62,118	25,603

Total receivables	820,524	686,456
Reinsurance recoverables (net of allowance for credit losses $0; $12)	28,613	31,947
Deferred policy acquisition costs	335,332	293,844
Fixed assets, net	138,177	151,183
Operating lease right-of-use assets	13,407	14,406
Current income taxes	—	4,081
Deferred income taxes	45,854	33,013
Goodwill	42,796	42,796
Other intangible assets, net	7,682	8,333
Other assets	81,620	57,915

Total assets	$8,310,632	$7,103,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,152,031	$2,785,702
Unearned premiums	2,039,830	1,735,660
Notes payable	574,128	573,729
Accounts payable and accrued expenses	242,118	175,219
Operating lease liabilities	13,580	14,231
Current income taxes	20,752	—
Other liabilities	321,669	270,711
Shareholders’ equity	1,946,524	1,548,145

Total liabilities and shareholders’ equity	$8,310,632	$7,103,397

OTHER INFORMATION
Common stock shares outstanding	55,389	55,371
Book value per share	$35.14	$27.96
Statutory surplus (a)	$2.03 billion	$1.67 billion
Net premiums written to surplus ratio (a)	2.65	2.68
Debt to total capital ratio (b)	22.8%	27.1%
Portfolio duration (including all short-term instruments) (a)(c)	3.4 years	3.0 years
Policies-in-force (company-wide “PIF”) (a)
Personal Auto PIF	1,019	1,032
Homeowners PIF	852	760
Commercial Auto PIF	39	42

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders’ Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2024	2023	2024	2023

Reconciliations of Comparable GAAP Measures to Operating Measures (a)

Net premiums earned	$1,352,101	$1,144,895	$5,075,456	$4,274,378
Change in net unearned premiums	(37,168)	(12,745)	302,854	189,821

Net premiums written	$1,314,933	$1,132,150	$5,378,310	$4,464,199

Incurred losses and loss adjustment expenses	$925,394	$866,772	$3,684,511	$3,517,853
Change in net loss and loss adjustment expense reserves	(79,828)	(56,348)	(369,831)	(193,967)

Paid losses and loss adjustment expenses	$845,566	$810,424	$3,314,680	$3,323,886

Net income	$101,068	$191,394	$467,953	$96,336

Less: Net realized investment (losses) gains	(66,865)	161,785	88,671	101,014
Tax on net realized investment (losses) gains (b)	(14,042)	33,975	18,621	21,213

Net realized investment (losses) gains, net of tax	(52,823)	127,810	70,050	79,801

Operating income	$153,891	$63,584	$397,903	$16,535

Per diluted share:
Net income	$1.82	$3.46	$8.45	$1.74
Less: Net realized investment (losses) gains , net of tax	(0.95)	2.31	1.26	1.44

Operating income (c)	$2.78	$1.15	$7.19	$0.30

Combined ratio			96.0%	105.4%
Effect of estimated prior periods’ loss development			(0.5)%	0.8%

Combined ratio-accident period basis			95.5%	106.2%

(a)	See “Information Regarding GAAP and Non-GAAP Measures.”
(b)	Based on federal statutory rate of 21%.
(c)	Operating income per diluted share for the three months ended December 31, 2024 does not sum due to rounding.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net income (loss) to operating income (loss).

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods’ loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company’s results of operations that may be obscured by development on prior accident periods’ loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.